Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Pre-Effective Amendment No. 2 to Form SB-2 of our report dated June 24, 2005, except for Note 12 — Subsequent Events: “Class C Preferred Units – Subordinated Debt,” as to which the date is June 29, 2005, and “Class C Preferred Units – Delinquent VIE Notes,” as to which the date is December 31, 2005, relating to the consolidated financial statements of Performances Home Buyers, LLC and Affiliates, and to the reference to our Firm under the caption “Experts” in the Prospectus.
/s/ Lurie Besikof Lapidus & Company, LLP
Minneapolis, Minnesota
February 8, 2006